Exhibit 99.1

FOR IMMEDIATE RELEASE

USCF Announces One-for-Two Reverse Share Split for the United States 3x Short Oil Fund

(NYSE Arca: USOD)

Walnut Creek, CA - September 23, 2019.

USCF announced today that it will execute a one-for-two reverse share split that will be effective for shareholders of the United States 3x Short Oil Fund (USOD), a series of the USCF Funds Trust, after the close of the markets on October 3, 2019. Shares of USOD will trade at their post-split prices on October 4, 2019. USOD’s ticker symbol, “USOD”, will not change, and shares of USOD will continue to trade on the NYSE Arca. USOD’s new CUSIP number will be 91733T 505.

The reverse share split will reduce the number of USOD’s shares outstanding and will result in a proportionate increase in the net asset value per share (“NAV”) of USOD. As a result of the reverse share split, USOD shareholders on October 3, 2019 will receive one post-split share of USOD for every two pre-split shares of USOD they hold. Immediately after the reverse share split is effective, USOD’s post-split shares will have an NAV that is two times higher than that of pre-split shares.

The reverse share split will affect all of USOD’s shareholders. The reverse share split will not affect any shareholder’s percentage interest in USOD, except to the extent that the reverse share split results in a shareholder receiving cash in the transaction. The NYSE Arca does not permit the trading of fractional shares. As described below, shareholders otherwise entitled to receive fractional shares as a result of the reverse share split will thus receive cash in lieu of such fractional shares.

Illustration of a Reverse Share Split

The following table shows the effect of a hypothetical 1 for 2 reverse share split:

Table 1. Hypothetical Example of a 1-for-2 Reverse Share Split:
Period	# of Shares	Net Asset Value (NAV)	Total Value
Pre-Split	100	$5	$500
Post-Split	50	$10	$500

Redemption of Fractional Shares and Tax Consequences for the Reverse Share Split

USOD shareholders that hold USOD shares that are not an exact multiple of USOD’s reverse share split ratio (a multiple of 2) would hold fractional shares as a result of the reverse share split. As noted above, the NYSE Arca does not permit the trading of fractional shares. Shareholders otherwise entitled to fractional shares as a result of the reverse share split will receive cash in lieu of such fractional shares. The receipt of cash in lieu of fractional shares will generally reduce a USOD shareholder’s basis in USOD shares by the amount of cash received. If the amount of cash received in lieu of fractional shares exceeds a USOD shareholder’s aggregate basis in the shareholder’s shares, such shareholder would recognize gain equal to the amount of such excess. This may cause a taxable event for those shareholders. Other than in the case of USOD shareholders receiving cash in excess of basis, the reverse share split is not anticipated to result in the recognition of taxable gain to USOD shareholders.

“Odd-Lot” Share

Also, as a result of the reverse share split, USOD may have outstanding, with respect to certain of its authorized participants, aggregations of less than 100,000 shares required to make a redemption basket, or a so-called “odd-lot share”. Each of USOD’s authorized participants will be provided with a one-time opportunity to redeem any odd-lot share resulting from the reverse share split.

Frequently Asked Questions About the Reverse Share Split

1.	What is a reverse share split?
A reverse share split reduces the number of a fund’s outstanding shares and results in a proportionate increase in the net asset value per share (“NAV”) for that fund based on a predetermined ratio. In a 1-for-2 reverse share split, every 2 pre-split shares held by a shareholder are replaced with 1 post-split share that has an NAV that is two times higher than that of the pre-split shares.

Exhibit 99.1

2.	How does the reverse share split affect a shareholder’s investment in USOD?

The economic value of USOD’s shares will not change as a result of the reverse share split. After the reverse share split, a shareholder will own fewer USOD shares, but each USOD share will have an NAV that is two times higher than that of the pre-split USOD shares.

The reverse share split will not affect any shareholder’s percentage interest in USOD, except to the extent that the reverse share split could result in a USOD shareholder receiving cash in lieu of a fractional share. USOD shareholders that hold quantities of USOD shares that are not an exact multiple of 2 would be entitled to receive fractional shares as a result of the reverse share split. However, the NYSE Arca does not permit the trading of fractional shares. As a result, shareholders otherwise entitled to receive fractional shares due to the reverse share split will receive cash in lieu of such fractional shares.

For example, a USOD shareholder that holds 105 pre-split shares would receive 52.50 post-split shares if fractional shares were permitted. Since the NYSE Arca does not permit trading of fractional shares, the shareholder will hold 52 post-split shares and will receive cash in lieu of the 0.50 fractional share.

3.	How many shares of USOD will be received as a result of the reverse share split?
USOD will undergo a 1 for 2 reverse share split. At the close of trading on October 3, 2019, each USOD shareholder will receive 1 post-split share for every 2 pre-split shares held. No shareholder will receive fractional shares. Any shareholder otherwise entitled to receive a fractional share as a result of the reverse share split will receive cash in lieu thereof.

4.	When will the USOD reverse share split take place?
USOD will effect the reverse share split after the close of the markets on October 3, 2019. The number of issued and outstanding USOD shares will decrease as a result. USOD shareholders at the close of trading on October 3, 2019 will participate in the reverse share split. Post-split USOD shares will begin trading on the NYSE Arca, on a split-adjusted basis, on October 4, 2019, the first trading day following the reverse share split.

5.	Why has USOD decided to reverse split its shares?
USOD has decided to implement the reverse share split for two reasons. First, the reverse share split is expected to increase the marketability and liquidity of USOD shares. Second, the reverse share split will ensure that the value of USOD shares is well above the NYSE Arca’s minimum continued listing requirements.

6.	Will the reverse share split be a taxable transaction for USOD shareholders?
Other than in the case of certain USOD shareholders that receive cash in lieu of fractional shares, the reverse share split is not anticipated to result in the recognition of gain or loss by the USOD shareholders. If a shareholder’s shares were acquired on different dates, the reverse share split may cause the shareholder to have a split holding period in some or all of the shareholder’s shares. As noted above, the NYSE Arca does not permit the trading of fractional shares, and shareholders otherwise entitled to fractional shares as a result of the reverse share split will receive cash in lieu of such fractional shares. The receipt of cash in lieu of fractional shares may cause some USOD shareholders to recognize taxable gains, but it is generally anticipated that the reverse share split will not result in the recognition of gain or loss for shareholders unless the amount of cash received by a shareholder exceeds the shareholder’s basis in the USOD shares. To the extent the amount of cash received in lieu of fractional shares does not exceed a USOD shareholder’s basis in the USOD shares, the USOD shareholder’s basis in its USOD shares will be reduced by the amount of cash received, but the shareholder will not recognize any gain or loss. If the amount of cash received in lieu of fractional shares exceeds a USOD shareholder’s basis in the shareholder’s shares, such shareholder would recognize gain equal to the amount of such cash received in excess of such shareholder’s basis. USOD shareholders should consult their own tax advisors concerning the tax consequences of the USOD reverse share split in light of their own unique circumstances.

7.	What will happen to USOD shares sold before October 3, 2019?
Sales of USOD shares occurring before the close of trading on October 3, 2019, the date of the reverse share split, will not be impacted by the reverse share split. Such sale(s) would take place before the reverse share split is effected, so the transaction would be executed at the pre-split price and quantity.

8.	What will happen to USOD shares purchased before October 3, 2019?
Purchases of USOD shares occurring before the close of trading on October 3, 2019 would take place before the reverse share split, and therefore the transaction would be executed at the pre-split price and quantity. USOD shares not sold before the close of trading on October 3, 2019 will be affected by the reverse share split. After October 3, 2019, a USOD shareholder will hold fewer shares of USOD, but those shares will have a higher NAV.

Exhibit 99.1

9.	What will happen to USOD shares purchased or sold on or after October 3, 2019?
USOD shares purchased or sold on or after October 3, 2019 will reflect the reverse share split. Starting on October 4, 2019 there will be fewer shares of USOD available for purchase or sale, but the NAV per USOD share will be higher.

10.	Will there be a new ticker or CUSIP number associated with the reverse share split?
USOD’s ticker symbol, “USOD”, will not change as a result of the reverse share split. However, USOD’s CUSIP number will change. USOD’s new CUSIP number after October 3, 2019 will be 91733T 505.

11.	Will the USOD reverse share split affect a Limit or Good ‘Til Cancelled Order?
The reverse share split will cancel Limit and Good ‘Til Cancelled orders for USOD shares. Investors should replace these orders following the reverse share split and adjust orders to the post-split price.

An investment in shares issued by USOD involves risks. These risks can significantly impact the market value of USOD’s shares. Some of the risks you may face are summarized below:

•	An investment in USOD involves risks. Some of the risks you may face are summarized below. A more extensive discussion of the risks associated with investing directly or indirectly in USOD appears in the Prospectus.
•	USOD is not appropriate for all investors and present different risks than other types of funds, including risks associated with the effects of leveraged investing.
•	An investor should only consider an investment in USOD if he or she understands the consequences of seeking daily inverse leveraged investment results.
•	USOD seeks to return (before fees and expenses) an inverse multiple (-3x) of the performance of a specified short-term futures contract on light, sweet crude oil (the “Benchmark Oil Futures Contract”) for a single day, not for any other period. The return of USOD for a period longer than a single day is the result of its return for each day compounded over the period and usually will differ from USOD’s inverse multiple times the return of the Benchmark Oil Futures Contract for the same period.
•	Daily compounding of USOD’s investment returns can dramatically and adversely affect its longer-term performance during periods of high volatility. Volatility may be at least as important to USOD’s return for a period as the return of the Benchmark Oil Futures Contract. USOD uses leverage and should produce returns for a single day that are more volatile than that of the Benchmark Oil Futures Contract. For example, the return of USOD for a single day should be approximately three times as volatile as the return of a fund for a single day with an objective of inversely tracking the same Benchmark Oil Futures Contract.
•	Shareholders who invest in USOD should actively manage and monitor their investments, as frequently as daily.
•	Unlike mutual funds, commodity pools or other investment pools that manage their investments in an attempt to realize income and gains and distribute such income and gains to their investors, USOD generally does not distribute cash to limited partners or other shareholders. You should not invest in USOD if you will need cash distributions from USOD to pay taxes on your share of income and gains of USOD, if any, or for any other reason.
•	USOD has limited operating history, so there is limited performance history to serve as a basis for you to evaluate an investment in USOD.
•	Investors may choose to use USOD as a means of indirectly taking a short position in crude oil. There are significant risks and hazards inherent in the crude oil industry that may cause the price of crude oil to widely fluctuate.
•	To the extent that you use USOD as a means of indirectly taking a short position in crude oil, there is the risk that the daily changes in the price of USOD’s shares on the NYSE Arca on a percentage basis, will not closely track the inverse of the daily changes in the spot price of light, sweet crude oil on a percentage basis.
•	You may not be able to effectively use USOD as a way to indirectly take a short interest in crude oil or as a hedge against the risk of loss in crude oil-related transactions if the following correlations do not exist:
o	The price of Fund shares traded on the NYSE Arca does not correlate closely with the value of USOD’s NAV;
o	The changes in USOD’s NAV do not inversely correlate closely with the changes in the price of the Benchmark Oil Futures Contract; or
o	The changes in the price of the Benchmark Oil Futures Contract do not closely correlate with the changes in the cash or spot price of crude oil.

Exhibit 99.1

o	The price relationship between the near month contract to expire and the next month contract to expire that compose the Benchmark Oil Futures Contract will vary and may impact both the total return over time of USOD’s NAV, as well as the degree to which its total return tracks other crude oil price indices’ total returns. In cases in which the near month contract’s price is lower than the next month contract’s price (a situation known as “contango” in the futures markets), then absent the impact of the overall movement in crude oil prices the value of the benchmark contract would tend to decline as it approaches expiration. In cases in which the near month contract’s price is higher than the next month contract’s price (a situation known as “backwardation” in the futures markets), then absent the impact of the overall movement in crude oil prices the value of the benchmark contract would tend to rise as it approaches expiration.

•	USOD has a single-day investment objective. Because of daily rebalancing and the compounding of each day’s return over time, the return of USOD for periods longer than a single day will be the result of each day’s returns compounded over the period, which will very likely differ from -300% of the return of the Benchmark Oil Futures Contract over the same period. USOD may lose money if the Benchmark Oil Futures Contract performance is flat over time, and as a result of daily rebalancing, the volatility of the Benchmark Oil Futures Contract and the effects of compounding, it is even possible that USOD will lose money over time while the level of the Benchmark Oil Futures Contract decreases.
•	USOD is designed to be utilized only by knowledgeable investors who understand the potential consequences of seeking daily inverse leveraged investment results and are willing to monitor their portfolios frequently. USOD is not intended to be used by, and is not appropriate for, investors who do not intend to actively monitor and manage their portfolios.
•	USOD is organized and operated as a Delaware statutory trust, in accordance with the provisions of its Trust Agreement and applicable state law, but is taxed in a manner similar to a limited partnership and therefore, has a more complex tax treatment than conventional mutual funds.
•	USOD may also invest in negotiated “OTC” contracts, which are not as liquid as exchange-traded futures contracts. OTC contracts expose USOD to the risk that USOD’s counterparty may not be able to satisfy its obligations to USOD.
•	USOD pays fees and expenses that are incurred regardless of whether it is profitable.
•	You will have no rights to participate in the management of USOD and will have to rely on the duties and judgment of USCF to manage USOD.
•	USCF has sole current authority to manage the investments and operations of USOD, and this may allow it to act in a way that furthers its own interests which may create a conflict with your best interests. Shareholders have very limited voting rights, which will limit their ability to influence matters such as amendment of the Trust Agreement, change in USOD’s basic investment policy, dissolution of the Trust, or the sale or distribution of USOD’s assets.
•	There are present and potential future conflicts of interest in USOD’s structure and operation you should consider before you purchase shares. USCF will use this notice of conflicts as a defense against any claim or other proceeding made. If USCF is not able to resolve these conflicts of interest adequately, it may impact the ability of USOD and the other funds that USCF manages to achieve their investment objectives.
•	The officers, directors and employees of USCF do not devote their time exclusively to USOD. These persons are directors, officers or employees of other entities which may compete with USOD for their services. They could have a conflict between their responsibilities to USOD and to those other entities.
•	USOD will, to a lesser extent and in view of regulatory requirements and/or market conditions invest in the following, which are referred to as “Other Oil-Related Investments”:
o	next invest in (a) cleared swap transactions based on short positions in the Benchmark Oil Futures Contract, (b) non-exchange traded (“over-the-counter” or “OTC”), negotiated swap contracts that are based on short positions in the Benchmark Oil Futures Contract, and (c) forward contracts for oil;
o	followed by investments in short positions in futures contracts for other types of crude oil, diesel-heating oil, gasoline, natural gas, and other petroleum-based fuels, each of which are traded on the NYMEX, ICE Futures Europe or other U.S. and foreign exchanges as well as cleared swap transactions and OTC swap contracts valued based on the foregoing; and
o	finally, invest in exchange-traded cash settled options on Oil Futures Contracts.
•	USCF currently anticipates that regulatory requirements such as accountability levels set by exchanges or position limits set by exchanges or by other regulators, such as the CFTC, and market conditions including those allowing USOD to obtain greater liquidity or to execute transactions with more favorable pricing, could cause USOD to invest in Other Oil-Related Investments.

Exhibit 99.1

•	For USOD to maintain a consistent 300% return versus short positions in the Benchmark Oil Futures Contract, USOD’s holdings must be rebalanced on a daily basis by selling additional Oil Interests or buying Oil Interests for which it holds short positions. Such rebalancing will occur generally before or at the close of trading of the Shares on the Exchange, at or as near as possible to that day’s settlement price, and will be disclosed on USOD’s website as pending trades before the opening of trading on the Exchange the next business day and will be taken into account in USOD’s intra-day Indicative Fund Value and reflected in USOD’s end of day NAV on that business day.
•	Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, USOD’s future performance, or USOD’s future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. USOD does not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Please see USOD’s periodic reports and other filings with the SEC for a further discussion of these and other risks and uncertainties applicable to our business. The forward-looking statements and projections contained in this press release are excluded from the safe harbor protection provided by Section 21E of the Securities Exchange Act of 1934.

For a further discussion about USOD and the risks associated with an investment in USOD, see USOD’s Prospectus, which is available at www.uscfinvestments.com.

About USCF

USCF operates on the leading edge of product innovation as an asset management firm offering exchange- traded products (ETPs) and exchange-traded funds (ETFs). The firm broke new ground with the launch of the first oil ETP, the United States Oil Fund, LP (USO), in 2006. Over the next decade, USCF designed and issued twelve more specialty products across commodity and private equity asset classes.

Media Contact:

Katie Rooney

Chief Marketing Officer

Phone: 614.775.1246

Email address: krooney@uscfinvestments.com

Katie Rooney is a registered representative of ALPS Distributors, Inc.

Exchange Traded Product Disclosure:

We advise you to consider a Fund’s objectives, risks, charges and expenses carefully before investing. Download a copy of a Fund’s Prospectus by clicking on the following: USOD which contains this and other information, or contact the Fund’s distributor at: ALPS Distributors, Inc., 1290 Broadway, Suite 1100, Denver, Colorado 80203 or call 800-920-0259. Please read the Fund’s Prospectus carefully before investing.

USOD is a commodity pool regulated by the Commodity Futures Trading Commission. These Funds are not mutual funds or any other type of Investment Company within the meaning of the Investment Company Act of 1940, as amended, and are not subject to regulation thereunder.

Past performance does not guarantee future results.

Commodity trading is highly speculative and involves a high degree of risk. Commodities and futures generally are volatile and are not suitable for all investors. An investor may lose all or substantially all of an investment. Investing in commodity interests subject each Fund to the risks of its related industry. These risks could result in large fluctuations in the price of a particular Fund’s respective shares. Funds that focus on a single sector generally experience greater volatility. For further discussion of these and additional risks associated with an investment in the Funds please read the respective Fund Prospectus before investing.

Leveraged and inverse exchange-traded products pursue daily leveraged investment objectives which means they are riskier than alternatives which do not use leverage. They seek daily goals and should not be expected to track the underlying benchmark over periods longer than one day. Due to the compounding of daily returns, returns over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. They are not suitable for all investors and should be utilized only by investors who understand leverage risk and who actively manage their investments. For more on correlation, leverage and other risk factors, please read the prospectus.

Funds distributed by ALPS Distributors, Inc.